EXHIBIT 99.1


CONTACTS:
Dennis Braun, Chief Financial Officer
Phone:          ++41 1 944 3345
Fax:            ++41 1 944 2470

Mary T. Finnegan, Treasurer / Investor Relations
Phone:          ++1 614 438 4748
Fax:            ++1 614 438 4646


                 METTLER-TOLEDO INTERNATIONAL INC. REPORTS
                         SECOND QUARTER 2004 SALES

                       - - INVESTIGATION ONGOING - -
        - - SALES AND NET DEBT FOR SECOND QUARTER 2004 RELEASED - -

GREIFENSEE, Switzerland and COLUMBUS, Ohio, USA - July 22, 2004 - Mettler-Toledo International Inc. (NYSE: MTD) stated that its Audit Committee is investigating matters relating to allegations received from an employee. The investigation is ongoing and to date the Audit Committee has made no findings. Accordingly, the Company cannot say anything definitive about the outcome of the investigation including whether a restatement of the Company's previously-filed financial statements will be necessary. In light of the foregoing, the Company today is releasing sales and net debt information only. The Company will file its Form 10-Q for the second quarter once the investigation is complete. The Company's auditors have also not completed their review of the financial information in the Form 10-Q for the first quarter because the investigation is ongoing.

The Company today announced that sales for the quarter were $344.5 million, compared with $321.4 million in 2003. This represents a 7% increase, comprised of 4% growth in local currency and an incremental 3% benefit from currency.

For the six months ended June 30, 2004, the Company reported sales of $663.2 million, compared with $613.2 million for 2003. This represents an 8% increase, comprised of 3% growth in local currency sales and an incremental 5% benefit from currency.

Net debt, which consists of total debt less cash, amounted to $144.0 million at June 30, 2004. This compares to net debt of $185.5 million at March 31, 2004. Cash at June 30, 2004 was $47.6 million and $44.8 million at March 31, 2004.

Robert F. Spoerry, Chairman, President and Chief Executive Officer, commented, "We are very pleased our local currency sales growth further increased over the level experienced last quarter. The higher growth was due to strong results in most of our laboratory product lines, especially our drug discovery business. Asia, particularly China, continues to generate strong sales growth and we are now seeing our North American business slowly gaining momentum. As expected, our customers' buying patterns are gradually improving. Our strategic initiatives, including continued new product launches, the development of new global marketing programs and the consolidation of our manufacturing base, remain well on track. Finally, we reduced our net debt position by more than $40 million during the quarter from cash flow generated from operations."

The Company stated that its $100 million share repurchase program established in February 2004 had been suspended until the completion of the investigation. The Company spent $3.0 million in share repurchases in the second quarter prior to suspending the program. Through June 30, 2004, the Company incurred $1.2 million of investigation-related costs.

For the six months ended June 30, 2004, the Company reported local currency sales of 2% growth in the Americas, a 1% sales decline in Europe and sales growth of 18% in Asia and the Rest of World.

The Company will host a conference call to discuss the information in this press release today (Thursday, July 22) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company's website at www.mt.com.



METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development. In addition, the Company is the world's largest manufacturer and marketer of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications. Additional information about METTLER TOLEDO can be found on the World Wide Web at "www.mt.com."

Statements in this discussion which are not historical facts may be considered "forward-looking statements" that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual events or results to differ from those contained in the forward-looking statements, see Exhibit 99.1 to the Company's Annual Report on Form 10-K for the most recently ended fiscal year. The Company assumes no obligation to update this press release.